Exhibit 99.2

DuPont Fabros Technology, Inc. Announces Pricing of $550 Million Senior Notes Offering by Its Subsidiary, DuPont Fabros Technology, L.P.

Washington, D.C., December 11, 2009 — DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that its subsidiary, DuPont Fabros Technology, L.P., has priced an offering of $550 million aggregate principal amount of senior notes due December 15, 2017 (the “Notes”). The Notes will have an interest rate of 8 1/2% per annum and will be issued at a price equal to 100% of their face value. On each of December 15, 2015 and December 15, 2016, $125 million in principal amount of the Notes will become due and payable, with the remaining $300 million due at maturity. The purpose of the offering, together with borrowings under its recently announced ACC5 term loan, will be to repay secured indebtedness, including to repay in full and terminate its Safari line of credit and term loan, to terminate a related interest rate swap agreement, to repay in full its existing ACC5 term loan and SC1 term loan and to repay $50 million of the outstanding balance under its ACC4 term loan. The offering, together with the new ACC5 term loan, also will enable the Company to complete Phase II of the ACC5 data center and to complete Phase I of its NJ1 data center. These two financing transactions will enable the Company to recapitalize its balance sheet and position the Company for future growth.

The Notes will be unconditionally guaranteed, jointly and severally on a senior unsecured basis by DuPont Fabros Technology, Inc., its general partner, and certain of its subsidiaries.

The sale of the Notes is expected to be consummated on December 16, 2009, subject to customary closing conditions.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SOURCE: DuPont Fabros Technology, Inc.

Contact: Christopher Warnke, Manager, Investor Relations of DuPont Fabros Technology, Inc., +1-202-478-2330